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                         [O'CONNOR CAVANAGH LETTERHEAD]


                               September 17, 1998



Styling Technology Corporation
2390 East Camelback Road, Suite 435
Phoenix, Arizona 85016

Gentlemen:

                  We have acted as counsel for Styling Technology Corporation, a Delaware corporation (the "Company"), in connection with the proposed offer by the Company to exchange (the "Exchange Offer") all outstanding 10-7/8% Senior Subordinated Notes Due 2008 ($100.0 million principal amount outstanding) (the "Outstanding Notes") for 10-7/8% Senior Subordinated Notes due 2008 ($100.0 million principal amount) (the "Exchange Notes"). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 23, 1998 (the "Indenture"), among the Company, certain of its subsidiaries (the "Subsidiary Guarantors"), and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

                  We have examined (i) the Indenture, (ii) the form of Exchange Notes, which are filed as Exhibit 4.5 to the Registration Statement, (iii) the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes under the Securities Act of 1933 (the Registration Statement as amended at the time it becomes effective being referred to as the "Registration Statement"), and (iv) such corporate records of the Company, certificates of public officials, and such other documents as we have deemed necessary or appropriate for the purpose of this opinion.

                  For purposes of this opinion, we have assumed (i) the legal capacity of all natural persons executing the documents examined by us; (ii) that the documents and signatures examined by us are genuine and authentic;
(iii) the due authorization, execution, and delivery of the Indenture by the Trustee; (iv) that the Trustee has the requisite power and authority to enter into the Indenture and to act as trustee thereunder (and is eligible and duly qualified to act in such capacity); and (v) that the Indenture constitutes the legal, valid, and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.



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O'CONNOR CAVANAGH

Styling Technology Corporation
September 17, 1998
Page 2



         On the basis of the foregoing, we express the following opinions:

                  (a) the Exchange Notes, when duly executed, authenticated, and exchanged in accordance with the terms of the Indenture entered into among the Company, the Subsidiary Guarantors, and the Trustee will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except that (i) the enforcement thereof may be subject to bankruptcy, insolvency, moratorium, reorganization, arrangement, fraudulent transfer, or conveyance and other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceeding therefor may be brought;
(ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (iii) the enforceability of provisions imposing penalties, forfeitures, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of a default may be limited in certain circumstances; (iv) the enforceability of any provision requiring the payment of attorney's fees may be subject to a court determination that such fees are reasonable; and (v) any rights to indemnity or contribution thereunder may be limited by federal or state securities laws and public policy considerations.

                  (b) the Guarantees, when issued by the Subsidiary Guarantors upon the execution, authentication, and exchange of the Exchange Notes, will each constitute valid and binding obligations of the Subsidiary Guarantors in accordance with their terms, except that (i) the enforcement thereof may be subject to bankruptcy, insolvency, moratorium, reorganization, arrangement, fraudulent transfer, or conveyance and other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceeding therefor may be brought; (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;
(iii) the enforceability of provisions imposing penalties, forfeitures, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of a default may be limited in certain circumstances; (iv) the enforceability of any provision requiring the payment of attorney's fees may be subject to a court determination that such fees are reasonable; and (v) any rights to indemnity or contribution thereunder may be limited by federal or state securities laws and public policy considerations.

         We are members of the Bar of the state of Arizona, and we do not purport to be experts on, or to express any opinion as to, the laws of any jurisdiction other than the applicable federal laws of the United States, the General Corporation Law of the state of Delaware, and the laws of the state of Arizona. We note that the Indenture states that it is to be governed by the laws of the state of New York. We are not familiar with the laws of New York and render no
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O'CONNOR CAVANAGH

Styling Technology Corporation
September 17, 1998
Page 3

opinion about them. For the purposes of this opinion, we have assumed that the Indenture will be governed by the laws of the state of Arizona, notwithstanding its express terms. We express no opinion about what laws will actually govern the Indenture. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to the firm under "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                               Very truly yours,

                                               /s/ O'Connor, Cavanagh, Anderson,
                                                   Killingworth & Beshears, P.A.
                                               ---------------------------------
                                                   O'Connor, Cavanagh, Anderson,
                                                   Killingworth & Beshears, P.A.